Exhibit 10.6

AMENDED AND RESTATED

SEABOARD CORPORATION POST-2018

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2023

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AMENDED AND RESTATED

SEABOARD CORPORATION POST-2018

NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

Seaboard Corporation (the “Company”) adopted the Seaboard Corporation Post-2018 Nonqualified Deferred Compensation Plan (the “ Original Plan”) effective January 1, 2019.  The Original Plan is being amended and restated as of January 1, 2023 to be as provided herein (the Original Plan, as amended and restated hereby, being referred to as the “Plan”).  The purpose of the Plan is to aid in attracting and retaining certain key employees of Seaboard Corporation and participating affiliated companies by providing to them an opportunity for supplemental retirement income.  The Company intends for the Plan to comply with the final Treasury regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan is intended to be an arrangement that is unfunded and maintained primarily for the purpose of providing supplemental retirement income to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the Plan is intended to satisfy the requirements of Section 409A of the Code, and the Plan shall be interpreted and administered accordingly.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following words and phrases shall have the meaning indicated, unless the context clearly indicates otherwise:

2.1162(m) Excess Compensation means that portion of any bonus payable to any Covered Employee for services rendered in any calendar year which would, if paid, cause such Covered Employee’s Compensation for such calendar year to exceed the $1,000,000 deduction limit under Internal Revenue Code Section 162(m) if paid currently.

2.2Account means the bookkeeping account maintained by the Committee for a Participant to which is credited Deferrals and Company Contributions, and to which is charged distributions, and which is adjusted to reflect earnings and losses, all as herein provided.  Any reference herein to a distribution of the Participant’s Account shall mean a payment of an amount equal to the amount credited to the Participant’s Account.

2.3Beneficiary means one or more persons, trusts, estates or other entities, designated by a Participant, in accordance with procedures established by the Committee, to receive any remaining balance in the Participant’s Account upon the death of the Participant.  If no designation by the Participant is effective, then the Participant’s Beneficiary shall be the Participant’s surviving spouse if any, but if none then the Participant’s estate.

2.4Board means the board of directors of Seaboard Corporation.

2.5Change of Control means an event or transaction described below; provided, however, an event or transaction described below will not be a Change of Control for purposes of a payment event under the Plan unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v):

(a)

The acquisition by any unrelated person or entity of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)

The sale to an unrelated person or entity of Company assets that have a total gross fair market value of more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately prior to such sale;

(c)

The acquisition, whether by reorganization, merger, consolidation, purchase or similar transaction, by any person or entity or more than one person or entity acting as a group of more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the Company or the entity in which the Company was reorganized, merged or consolidated into;

(d)

The acquisition by any person or entity (other than by any descendant of Otto Bresky, Senior or any trust established primarily for the benefit of any descendant of Otto Bresky, Senior or any other related person or entity) of more than fifty percent (50%) of either the membership interests or the combined voting power of Seaboard Flour, LLC at any time when Seaboard Flour, LLC owns fifty percent (50%) or more of the Company.

For purposes of determining whether there has been a Change of Control under this Section 2.5, the attribution of ownership rules under Code Section 318(a) shall apply.  Also for purposes of determining whether there has been a Change of Control, “Company” means only Seaboard Corporation and any successors to the business of Seaboard Corporation.

2.6Code means the Internal Revenue Code of 1986, any amendments thereto, and any regulations issued thereunder.

2.7Committee means the Committee, which may consist of one person, designated from time to time by the Company to administer the Plan.

2.8Company means Seaboard Corporation, a Delaware corporation, and any successors to the business of Seaboard Corporation.

2.9Company Contribution means a Company 162(m) Contribution, Company 401(k) Matching Contribution or Company Discretionary Contribution that is made to a Participant’s Account pursuant to this Plan.

2.10Company 162(m) Contribution means the amount credited by the Company to a Participant’s Account pursuant to Section 5.1 as a “Company 162(m) Contribution.

2.11Company 401(k) Matching Contribution means the amount determined in accordance with Article V that is an obligation of the Employer and that is credited to a Participant’s Account pursuant to Section 5.1 as a “Company 401(k) Matching Contribution”.

2.12Company Discretionary Contribution means the amount determined in accordance with Article V that is credited to a Participant’s Account pursuant to Section 5.1 as a “Company Discretionary Contribution.”

2.13Compensation means the total amount payable to the Participant by the Employer for the Participant’s services during a calendar year subject to the following provisions of this Section 2.13.  Compensation specifically excludes:  (a) reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, and welfare benefits; (b) any benefits accrued or paid under the Seaboard Corporation Executive Retirement Plan, as amended; (c) any amount of taxable income recognized by the Participant upon the exercise of an option under any option plan or program maintained by the Company; (d) any amount of taxable income recognized by the Participant as a result of a distribution under this Plan; and (e) any amount allocated or paid under the Seaboard Corporation Executive Deferred Compensation Plan, as amended.  Compensation shall not include a Participant’s Compensation payable for any period prior to the time the Participant becomes eligible to participate in the Retirement Savings Plan for Seaboard Corporation, as amended.

2.14Covered Employee  shall have the meaning given to that term in Internal Revenue Code Section 162(m).

2.15Deferral means the portion of the salary or bonus payable to a Participant that is deferred for a Plan Year pursuant to a Deferral Election by the Participant and is credited to the Participant’s Account.

2.16Deferral Election means an election made hereunder by a Participant to defer salary or bonus payable to the Participant and earned after the date of the Deferral Election as determined hereunder.

2.17Disability means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12)months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company.

2.18Distribution Preference Election means the election made or deemed made by a Participant governing the time of payment of benefits hereunder to the Participant.

2.19Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees, taking into account for this purpose all employees of all Related Companies.

2.20Employee means any individual who is a salaried employee of an Employer.

2.21Employer means the Company and any of its subsidiaries or affiliates that participate in this Plan with the consent of the Company, and any successors to the business of any such participating subsidiaries or affiliates.  The subsidiaries or affiliates participating in this Plan as of the effective date are listed on Appendix A attached hereto.

2.22Investment Options means the investment options selected by the Committee from time to time among which a Participant may direct the investment of his or her Account in accordance with procedures established by the Committee.

2.23Investment Return means the amount of earnings, gains or losses applicable to the Participant’s Account as measured by the Investment Options applicable pursuant to the Participant’s direction or as otherwise provided herein.

2.24Match Percentage means the matching contribution percentage being made by the Company pursuant to Questions 12.c. and 28 of the Retirement Savings Plan for Seaboard Corporation, as of the date the Company 401(k) Matching Contribution is being made.

2.25Participant means any Eligible Employee: (i) who is designated as eligible to participate in the Plan for purposes of Deferrals and who makes a Deferral Election as provided in Section 3.1, (ii) who is a Covered Employee, (iii) who satisfies the requirements for participation for purposes of the Company 401(k) Matching Contributions as provided in Section 3.2 or (iv) who is eligible to have is or her Account credited with a Company Discretionary Contribution. Participant also means any individual for whom an Account is maintained hereunder.

2.26Plan means this Amended and Restated Seaboard Corporation Post-2018 Nonqualified Deferred Compensation Plan, as set forth herein and as from time to time amended.

2.27Plan Year means the 12-month period beginning January 1 and ending December 31.

2.28Related Company means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company or any corporation or other entity with whom the Company is considered a single employer under Code Section 414(c).

2.29Separation from Service means the Participant’s termination of employment with the Company.  Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and Company reasonably anticipate that no further services will be performed by the Participant for the Company; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Company after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company

(whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).  For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Company under an applicable statute or by contract.  Where used in this Section 2.29, the term Company includes any Related Company.

2.30Unforeseeable Emergency means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; (b) a loss of the Participant’s property due to casualty; or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE III

PARTICIPATION

3.1Participation for Deferrals.  The Committee will designate those Eligible Employees who are eligible to make Deferral Elections for a particular Plan Year.  Such designation will be effective on the date of such written communication.  Once an Eligible Employee has been designated under this Section 3.1, he or she may make a Deferral Election for the first Plan Year stated in such written designation and for each subsequent Plan Year until the first to occur of (a) the Participant’s Separation from Service; or (b) a written notice from the Committee delivered prior to the first day of the Plan Year for which it is effective advising the Participant that he or she is no longer eligible to make a Deferral Election.

3.2Participation for Company 401(k) Matching Contributions.  Any Eligible Employee who has satisfied the requirements for eligibility to participate in the Retirement Savings Plan for Seaboard Corporation, as amended from time to time (the “401(k) Plan”) for a Plan Year.

3.3Participation for Company Discretionary Contributions.  The Committee will designate those Eligible Employees who are eligible to have their Account credited with a Company Discretionary Contribution.

ARTICLE IV

DEFERRAL ELECTIONS

4.1Method.  A Deferral Election shall be made in writing on a form provided by the Committee and shall be submitted to the Committee in such manner as the Committee determines.  A Deferral Election will not be valid unless it is submitted to the Committee in the manner required.

4.2Irrevocable.  Except as otherwise provided in Section 4.6, a Deferral Election will become irrevocable on the last day established by the Committee (in accordance with the provisions hereunder) for submitting the Deferral Election to the Committee; provided, however, in the case of a Deferral Election that is submitted under Section 4.4 after the first day of a Plan

Year, the Deferral Election shall become irrevocable at the time the Deferral Election is submitted to the Committee.

4.3Deferral Election.  A Participant’s Deferral Election for a Plan Year must be made at such time as the Committee determines, but in no event later than the last day of the Plan Year preceding the Plan Year for which the Deferral Election is effective.  A Participant’s Deferral Election for a Plan Year with respect to salary shall apply to salary payable in the Plan Year for which the election is made.  A Participant’s Deferral Election for a Plan Year with respect to bonus shall apply to bonus earned in the Plan Year for which the election is made.

4.4Special Rule for Deferral Election for First Year of Eligibility.  Subject to the last sentence of this Section 4.4, an Eligible Employee who is designated under Section 3.1 for the first time, may elect to make Deferrals provided he or she submits a Deferral Election to the Committee by such time as the Committee determines, but in no event later than thirty (30) days after the date the Eligible Employee first becomes eligible to participate for Deferrals under Section 3.1.  A Deferral Election made under this Section 4.4 after the first day of a Plan Year and applicable to salary, shall apply only with respect to salary earned after the date the Deferral Election becomes irrevocable.  A Deferral Election under this Section 4.4 after the first day of a Plan Year applicable to a bonus payable to the Participant, shall apply only to the amount of the Participant’s bonus that is deemed to be payable for services performed after the Deferral Election shall be determined by multiplying the total bonus payable by a fraction, the denominator of which is the total number of days in the performance period for which the bonus is payable, and the numerator of which is the number of days remaining in such performance period after the date the Participant’s Deferral Election becomes irrevocable.  Notwithstanding the preceding provisions of this Section 4.4, if at the time an Eligible Employee becomes first eligible as a Participant for Deferrals under Section 3.1, the Eligible Employee is or has been eligible to participate in any nonqualified deferred compensation plan of a Related Company that is subject to Code Section 409A and that is required by Code Section 409A to be aggregated with this Plan with respect to Deferrals, then the Participant’s Deferral Election will only be effective if it is submitted to the Committee at the time provided in Section 4.3.

4.5Minimum Annual Deferral.  Notwithstanding the foregoing provisions of this Article IV, a Participant may not make a Deferral Election for a Plan year unless the Participant’s Deferral Election for such Plan Year provides for a Deferral amount that is determined by the Committee to be at least $10,000.  Such determination will be made by the Committee prior to the date the Deferral Election becomes irrevocable hereunder.

4.6Cancellation of Deferral Election on Account of Unforeseeable Emergency.  In the event a Participant requests a distribution pursuant to Section 7.11 due to an Unforeseeable Emergency, or the Participant requests a cancellation of the Deferral Election of the Participant due to an Unforeseeable Emergency, and the Committee determines that the Participant’s Unforeseeable Emergency may be relieved all or in part through the cancellation of the Participant’s current Deferral Election, then such Deferral Election shall be cancelled as soon as administratively practicable following such determination by the Committee.

ARTICLE V

COMPANY CONTRIBUTIONS

5.1Company 401(k) Matching Contribution.  A Company 401(k) Matching Contribution will be credited to the Accounts of those Participants determined by the Committee under Section 3.2.  The amount of a Company 401(k) Matching Contribution credited on behalf of a Participant for a Plan Year will equal the Company matching contribution, if any, which is the Match Percentage of the Participant’s Deferral for such Plan Year.

5.2Company 162(m) Contribution.  The Company, in its discretion, may elect to credit a contribution to the Account of a Participant who is a Covered Employee in an amount up to his or her 162(m) Excess Compensation for any Plan Year in lieu of paying such 162(m) Excess Contribution to said Participant (“Company 162(m) Contribution”).

5.3Company Discretionary Contribution.   The Company may elect to credit a contribution to the Account of a Participant in such amount as it shall determine, in its discretion (“Company Discretionary Contribution”).  At the time the Company credits the Account of a Participant with a Company Discretionary Contribution, the Company may specify the date on which the Company Discretionary Contribution (as adjusted for earnings and losses) shall be paid to the Participant.

ARTICLE VI

ACCOUNTS AND INVESTMENT RETURN

6.1Account Adjustments for Deferrals, Company Contributions and Distributions.   All Deferrals of a Participant with respect to a Plan Year will be credited to the Participant’s Account as soon as administratively feasible after the date on which the Deferral would have been paid in cash absent the Deferral Election applicable to such Deferral.  All Company Contributions made on behalf of a Participant with respect to a Plan Year will be credited to the Participant’s Account at such time or times as determined by the Committee.  Any distribution from a Participant’s Account will be charged to the Account as of the time of the distribution.

6.2Account Adjustments for Investment Return.   A Participant’s Account will be deemed invested in one or more Investment Options as directed or deemed directed by the Participant pursuant to procedures established by the Committee.  At such times as determined by the Committee, and at such time as provided under Section 7.12, the Investment Return will be credited (in the case of net earnings) or charged (in the case of net losses) to the Participant’s Account.

6.3Vesting.   A Participant will be fully vested in his or her Account at all times.

ARTICLE VII

DISTRIBUTIONS

7.1Distribution Preference Elections.  For each Deferral elected by a Participant for each Plan Year, the Participant shall make, or be deemed to make a separate Distribution Preference Election with respect to each Plan Year.  A Distribution Preference Election will apply to the distribution of all Deferrals and Company 401(k) Matching Contributions allocated to the Participant’s Account with respect to a Plan Year, as adjusted thereafter for Investment Return.  The Distribution Preference Election will designate the date for the payment by the Employer to the Participant of the amounts subject to the Distribution Preference Election.  Except as provided in Section 7.3, payment by the Employer will be made during the ninety (90) day period commencing upon the distribution date designated in the applicable Distribution Preference Election.  The form of payment will be a lump sum payment, unless limited by Section 7.3 due to a 162(m) Payment Delay.

7.2Distribution of Account Based on Company Discretionary Contributions.  Unless earlier distributed pursuant the provisions of the Plan, a Company Discretionary Contribution (as adjusted for earnings and losses) shall be paid to the Participant on the date specified by the Company at the time the Company Discretionary Contribution is made, provided, however, if no date is specified by the Company with respect to a Company Discretionary Contribution, the Company Discretionary Contribution (as adjusted for earnings and losses) shall be paid as soon practicable after the Participant reaches age 60.

7.3Subject to Mandatory Distribution Provisions and 162(m) Payment Delay.  Any Distribution Preference Election hereunder, whether an actual election or a deemed election, shall be subject to the mandatory distribution provisions of Sections 7.7, 7.8, 7.9 and 7.10; provided, however, no amount shall be paid under the mandatory distribution provisions of Section 7.7, 7.9 and 7.10 (i.e., all of the mandatory distribution provisions except on account of a Change of Control) or any Distribution Preference Election if the distributed amount would not be deductible under Code Section 162(m) (a “162(m) Payment Delay”).  In accordance with Treasury regulation Section 1.409A-2(b)(7)(i), any amount subjected to a 162(m) Payment Delay shall be paid in the Participant’s first taxable year that the Company reasonably anticipates, or should reasonably anticipate, that if the amount were distributed during such year, the deduction of such payment would not be barred by application of Code Section 162(m).  Any amount  that is payable on account of a Participant’s Separation from Service and is subject to a 162(m) Payment Delay shall (a) not be paid earlier than the first day of the seventh month following the month of the Participant’s Separation from Service; and (b)unless paid earlier, be paid in full as soon as administratively feasible after the beginning of the sixth anniversary of the Participant’s Separation from Service (regardless of such payment’s nondeducibility).

7.4Election Form.  A Distribution Preference Election (other than a deemed election) must be made in writing on a form provided by the Committee and shall be submitted to the Committee in such manner as the Committee determines.  A Distribution Preference Election will not be valid unless it is submitted to the Committee in the manner required.

7.5Time of Initial Election or Deemed Election.  If a Participant makes a Deferral Election for a Plan Year, then at the time the Participant makes the Deferral Election the Participant may also make a Distribution Preference Election.  If the Participant fails to make a Distribution Preference Election at such time, then the Participant shall be deemed to have made a Distribution Preference Election applicable to the Deferral allocated to the Participant’s Account for such Plan Year, as adjusted thereafter for Investment Return, of a lump sum payment payable during the ninety (90) day period commencing on the first day of the sixth Plan Year following the year for which the Deferral Election is made.

7.6Subsequent Distribution Preference Election.  A Participant may change any existing Distribution Preference Election (whether it was made by the Participant or deemed made by the Participant) by filing a subsequent Distribution Preference Election with the Committee; provided, however, a subsequent Distribution Preference Election will not be effective unless it satisfies all of the following requirements:

(a)	A subsequent Distribution Preference Election may not take effect until at least twelve months after the date on which it is filed by the Participant.
(b)	A subsequent Distribution Preference Election may not be filed less than twelve (12) months prior to the designated distribution date under the existing Distribution Preference Election.
(c)

The payment that is subject to the subsequent Distribution Preference Election may not be made earlier than five (5) years after the date such payment would have been made absent such subsequent Distribution Preference Election.

7.7Mandatory Distribution Upon Separation from Service.  In the event of a Participant’s Separation from Service, then unless the Participant’s Account is to be distributed earlier under another provision of this Article VII, the Participant’s Account will be distributed by the Employer to the Participant in a lump sum payment during the seventh month following the month in which the Participant has a Separation from Service.

7.8Mandatory Distribution Upon Change of Control.   In the event of a Change of Control, then unless the Participant’s Account is to be distributed earlier under another provision of this Article VII, the Participant’s Account will be distributed by the Employer to the Participant in a lump sum payment within ninety (90) days following the Change of Control.

7.9Mandatory Distribution Upon Disability.  In the event of the Disability of the Participant, then unless the Participant’s Account is to be distributed earlier under another provision of this Article VII, the Participant’s Account will be distributed by the Employer to the Participant in a lump sum payment within ninety (90) days following the determination of such Disability.

7.10Mandatory Distribution Upon Death.  In the event of the death of the Participant, then the Participant’s Account will be distributed by the Employer to the Participant’s Beneficiary in a lump sum payment within ninety (90) days following the Participant’s death.

7.11Distribution Upon Unforeseeable Emergency.  If the Committee determines that a Participant has an Unforeseeable Emergency, then upon the written request of the Participant the Committee may direct the Employer to distribute to the Participant an amount that shall not exceed the amount necessary to satisfy such emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

7.12Adjustments to Accounts.  At any time a Participant’s entire Account is to be distributed hereunder, the Participant’s Account shall be adjusted, as provided in Section 6.1 and Section 6.2, prior to the date of distribution and as near as administratively feasible to the date of distribution.

ARTICLE VIII

AMENDMENT OR TERMINATION

The Board may, in its sole discretion, at any time and from time to time, amend, in whole or in part, any of the provisions of the Plan or may terminate it as a whole or with respect to any Participant or group of Participants; provided, however, no amendment or termination shall accelerate or postpone the time of any distributions hereunder except to the extent allowed under Code Section 409A.

ARTICLE IX

ADMINISTRATION

9.1Committee.  The Board will appoint, or delegate the appointment of, a Committee to administer the Plan.  The Committee will act by a majority of its members except to the extent it has delegated responsibilities hereunder.  The Committee will have the following powers, rights and duties in addition to those granted to it elsewhere in the Plan:

(a)	To adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan.
(b)	To enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted.
(c)

To construe and interpret the Plan in the Committee’s sole discretion, and to determine all questions arising under the Plan, including the power to determine the rights of Participants and their beneficiaries and the amount of their respective benefits.

(d)	To maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.
(e)	To direct all payments of benefits under the Plan.

9.2Delegation.  In exercising its authority to control and manage the operation and administration of the Plan, the Committee may employ agents and counsel (who may also be employed by the Company) and delegate to them such powers as the Committee deems desirable.

9.3Information to be Furnished.  The Employer shall furnish the Committee or its delegates such data and information as may be required.  The records of the Employer as to a Participant’s Separation from Service, Compensation, Beneficiary designation and elections hereunder will be conclusive on all persons unless determined to be incorrect.

9.4Committee’s Decision Final.  Any interpretation of the Plan and any decision on any matter within the discretion of the Committee made in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.

9.5Remuneration and Expenses.  No remuneration shall be paid to any Committee member for services hereunder.  All expenses of a Committee member incurred in the performance of the administration of the Plan shall be reimbursed by the Company.

9.6Indemnification of Committee Member.  The Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities, losses, costs, and expenses (including fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or the members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful or negligent violation of the law or regulations under which such liability, loss, cost or expense arises.

9.7Resignation or Removal of Committee Member.  A Committee member may resign at any time by giving ten (10) days’ advance written notice to the Company and the other Committee members. The Company may remove a Committee member by giving advance written notice to him or her, and the other Committee members.

9.8Interested Committee Member.  A member of the Committee may not decide or determine any matter or question concerning his or her own benefits under the Plan.

ARTICLE X

CLAIMS PROCEDURE

This Article X applies to any person claiming a benefit other than a benefit relating to a Disability.  Any claim for benefits under this Plan relating to a Disability shall be governed by separate claims procedures from those provided in Article X, which separate procedures shall be available upon request to the Committee.

10.1Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

10.2Denial of Claim.  If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

(a)	The reason for denial, with specific reference to the Plan provisions on which the denial is based.
(b)	A description of any additional material or information required and an explanation of why it is necessary.
(c)	An explanation of the Plan’s claim review procedure.

10.3Review of Claim.  Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Committee’s receipt of a request for review.  The decision shall be in writing and shall state the reasons and relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE XI

MISCELLANEOUS

11.1Captions.  The captions of articles, sections, paragraphs and subparagraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.2Company Action.  Except as may be specifically provided herein, any action required or permitted to be taken by the Company may be taken on behalf of the Company by any officer of the Company.

11.3Terms.  Where the context permits, words in the plural shall include the singular, and words in the singular shall include the plural.

11.4Governing Law.  Except to the extent governed by the Employee Retirement Income Security Act of 1974, as amended, the provisions of this Plan shall be construed and interpreted according to the laws of the state of Kansas.

11.5Non-Assignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly hereby declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or another person’s bankruptcy or insolvency.

11.6Tax Obligations.  The Employer will withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on Deferrals.  The Employer will withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer.

11.7Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and any Participant or any Eligible Employee.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless otherwise expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of an Employer to discipline or discharge the Participant at any time.

11.8Participant Cooperation.  A Participant will cooperate by furnishing any and all information requested in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Committee or the Company or the Employer.

11.9Successors.  The provisions of this Plan shall bind the Company, the Employer  and their successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company or the Employer, and successors of any such corporation or other business entity.

11.10Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors, and assigns will have no secured interest or claim in any property or assets of any Related Company whether or not such assets are held in a trust that may be used for the purpose of paying benefits hereunder.  For purposes of the Plan, any and all of any Related Company’s assets shall be, and remain, the general, unpledged, assets of the Related Company. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.  No Employer shall have any obligation under this Plan with respect to individuals other than that Employer’s employees.

11.11Validity.   In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.12Waiver of Notice.   Any notice required under the Plan may be waived by the person entitled to notice.

The Company hereby agrees to the provisions of this Plan, and, in witness thereof, the Company causes this Plan to be, executed on this 13th day of December, 2022.

SEABOARD CORPORATION

By:	/s/ Robert L. Steer
Robert L. Steer
President

APPENDIX A

PARTICIPATING EMPLOYERS

Seaboard Corporation, including Overseas Division (Domestic)

Seaboard Foods LLC

Seaboard Power Management Inc.

Seaboard Overseas Management Company